Citigroup Global Markets Holdings Inc.	Free Writing Prospectus to Pricing Supplement No. 2021-USNCH[ ] Registration Statement Nos. 333-255302; 333-255302-03 Dated May [ ], 2021; Filed pursuant to Rule 433

Jump Securities with Auto-Callable Feature Based Upon the Worst Performing of the S&P 500® Index and the Russell 2000® Index Due June , 2027
Principal at Risk Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, underlying supplement, prospectus supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlying indices:	The S&P 500® Index (ticker symbol: “SPX”) and the Russell 2000® Index (ticker symbol: “RTY”)
Stated principal amount:	$10 per security
Pricing date:	May 28, 2021
Issue date:	June 3, 2021
Maturity date:	June 3, 2027
Interim valuation dates:	Expected to be June 7, 2022, August 29, 2022, November 28, 2022, February 28, 2023, May 30, 2023, August 28, 2023, November 28, 2023, February 28, 2024, May 28, 2024, August 28, 2024, November 29, 2024, February 28, 2025, May 28, 2025, August 28, 2025, November 28, 2025, February 27, 2026, May 28, 2026, August 28, 2026, November 30, 2026 and February 26, 2027, each subject to postponement if such date is not a scheduled trading day or certain market disruption events occur with respect to any of the underlying indices
Final valuation date:	Expected to be May 28, 2027, subject to postponement if such date is not a scheduled trading day or certain market disruption events occur with respect to any of the underlying indices
Automatic early redemption:	If, on any interim valuation date, the closing level of the worst performing underlying index is greater than or equal to its initial index level, the securities will be automatically redeemed on the third business day following that interim valuation date for an amount in cash per security equal to $10 plus the premium applicable to the interim valuation date. If the securities are automatically redeemed following any interim valuation date, they will cease to be outstanding and you will not be entitled to receive the premium applicable to any later valuation date.
Payment at maturity[1]:

If the securities have not previously been redeemed, you will receive at maturity, for each $10 stated principal amount security you then hold, an amount in cash equal to:

•

If the final index level of the worst performing underlying index on the final valuation date is greater than or equal to its initial index level: $10 + the premium applicable to the final valuation date

•

If the final index level of the worst performing underlying index on the final valuation date is less than its initial index level but greater than or equal to its trigger level:
$10

•

If the final index level of the worst performing underlying index on the final valuation date is less than its trigger level:
$10 + ($10 x the index return of the worst performing index on the final valuation date)

If the securities are not automatically redeemed prior to maturity and the final index level of the worst performing underlying index on the final valuation date is less than its trigger level, your payment at maturity will be less, and possibly significantly less, than $8.00 per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion or all of your investment.

Initial index level:	For each underlying index, its closing level on the pricing date
Final index level:	For each underlying index, its closing level on the final valuation date
Trigger level:	For each underlying index, 80% of its initial index level

Index return:	For each underlying index on any valuation date, (i) its closing level on such valuation date minus its initial index level, divided by (ii its initial index level
Worst performing underlying index:	On any valuation date, the underlying index with the lowest index return on that valuation date
Premium:	6.60% per annum
CUSIP/ISIN:	17329D455 / US17329D4557
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/200245/000095010321007125/ dp150970_424b2-us2145600.htm

Hypothetical Payment[1]
If the first valuation date on which the closing level of the worst performing underlying index is greater than or equal to its initial index level is . . .	. . . then you will receive the following payment per security upon automatic redemption or at maturity, as applicable
June 7, 2022	$10.660
August 29, 2022	$10.825
November 28, 2022	$10.990
February 28, 2023	$11.155
May 30, 2023	$11.320
August 28, 2023	$11.485
November 28, 2023	$11.650
February 28, 2024	$11.815
May 28, 2024	$11.980
August 28, 2024	$12.145
November 29, 2024	$12.310
February 28, 2025	$12.475
May 28, 2025	$12.640
August 28, 2025	$12.805
November 28, 2025	$12.970
February 27, 2026	$13.135
May 28, 2026	$13.300
August 28, 2026	$13.465
November 30, 2026	$13.630
February 26, 2027	$13.795
May 28, 2027	$13.960
[1]All payments are subject to our credit risk

On the date of the accompanying preliminary pricing supplement, Citigroup Global Markets Holdings Inc. expects that the estimated value of the securities on the pricing date will be at least $9.00 per security, which will be less than the public offering price. The estimated value of the securities is based on Citigroup Global Markets Inc.’s (“CGMI”) proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate. It is not an indication of actual profit to CGMI or other of Citigroup Global Markets Holdings Inc.’s affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in the accompanying preliminary pricing supplement.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-255302 and 333-255302-03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.

Underlying Index

For more information about the underlying index, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Summary Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

•	You may lose a significant portion or all of your investment.
•	The trigger feature of the securities exposes you to particular risks.
•	The securities do not pay interest.
•	Your potential return on the securities is limited.
•	The securities are subject to the risks of both of the underlying indices and will be negatively affected if either one of the underlying indices performs poorly, even if the other performs well.
•	You will not benefit in any way from the performance of the better performing underlying index.
•	The term of the securities may be as short as one year.
•	You will be subject to risks relating to the relationship between the underlying indices.
•	Investing in the securities is not equivalent to investing in the underlying indices or the stocks that constitute the underlying indices.
•	Your return on the securities depends on the closing levels of the underlying indices on a limited number of days.
•	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
•	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.
•	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate, will be less than the issue price.
•	The estimated value of the securities was determined for Citigroup Global Market Holdings Inc. by its affiliate using proprietary pricing models.
•	The estimated value of the securities would be lower if it were calculated based on Citigroup Global Market Holdings Inc.’s secondary market rate.
•	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market.
•	The value of the securities prior to maturity will fluctuate based on many unpredictable factors.
•	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment.
•	The Russell 2000® Index is subject to risks associated with small capitalization stocks.
•	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities.
•	Citigroup Global Market Holdings Inc.’s offering of the securities does not constitute a recommendation of either underlying index.
•	The levels of the underlying indices may be adversely affected by Citigroup Global Market Holdings Inc.’s or its affiliates’ hedging and other trading activities.
•	Citigroup Global Market Holdings Inc. and its affiliates may have economic interests that are adverse to yours as a result of the business activities of Citigroup Global Market Holdings Inc.’s affiliates.
•	The calculation agent, which is an affiliate of Citigroup Global Market Holdings Inc., will make important determinations with respect to the securities.
•	Adjustments to the underlying indices may affect the value of your securities.
•	The U.S. federal tax consequences of an investment in the securities are unclear.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the heading “United States Federal Tax Considerations” concerning the U.S. federal tax consequences of an investment in the securities, and you should consult your tax adviser.